UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.     )

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VICTORY ELECTRONIC CIGARETTES CORPORATION
(Name of Registrant as Specified In Charter)

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VICTORY ELECTRONIC CIGARETTES CORPORATION
11335 Apple Drive
Nunica, Michigan 49448

To the Holders of Common Stock of Victory Electronic Cigarettes Corporation:

This Information Statement is being circulated to inform the stockholders of actions already approved by written consent of the majority stockholders holding 50.54% of the outstanding shares of our common stock. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be effective until at least 20 calendar days after the mailing of this Information Statement to our stockholders, warrant holders and option holders. Therefore, this Information Statement is being sent to you for informational purposes only.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

The actions to be effective at least 20 days after the mailing of this Information Statement are:

To amend the Company’s Articles of Incorporation to change the name of the Company from “Victory Electronic Cigarettes Corporation” to “Electronic Cigarettes International Group, Ltd.” (This action will become effective upon the filing of an amendment to our Articles of Incorporation with the Secretary of State of Nevada.)

To effect shareholder approval of the Company’s 2014 Long-Term Stock Incentive Plan, designed for the benefit of our employees, directors and consultants.

Attached hereto for your review is an Information Statement relating to the above described action.

By Order of the Board of Directors,

/s/ Brent David Willis
Brent David Willis
Chief Executive Officer

May [*], 2014

THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF THE COMPANY
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

INFORMATION STATEMENT

(Preliminary)

May [*], 2014

GENERAL INFORMATION

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of the common stock, par value $0.001 per share (the “Common Stock”), of Victory Electronic Cigarettes Corporation, a Nevada corporation (the “Company”), to notify such Stockholders of the following:

1.
On or about April 10, 2014, the Company received written consents in lieu of a meeting of Stockholders from stockholders holding 50.54% of the outstanding shares of our Common Stock. This represents approximately 36,037,994 of the shares of the 71,299,899 total issued and outstanding shares of Common Stock of the Company (the “Majority Stockholders”), authorizing the Company to change the name of the Company from “Victory Electronic Cigarettes Corporation” to “Electronic Cigarettes International Group, Ltd.” and to adopt a 2014 Long-Term Stock Incentive Plan, designed for the benefit of our employees, directors and consultants.

2.
On April 8, 2014, the Board of Directors of the Company approved the above-mentioned action, subject to Stockholder approval. The Majority Stockholders approved the action by written consent in lieu of a meeting on April 10, 2014, in accordance with Section 78.320 of the Nevada Revised Statutes, as amended (the “NRS”).  Accordingly, your consent is not required and is not being solicited in connection with the approval of the action.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors of the Company (the "Board") believes that the shareholders of the Company will benefit if the Company changes its name from “Victory Electronic Cigarettes Corporation” to “Electronic Cigarettes International Group, Ltd.” (the “Name Change”), as such name change will give the Company the ability to achieve greater brand recognition and more positive reaction to the Company’s marketing efforts as the acronym of the new name, “ECIG” will be the same as the Company’s stock symbol as well as the colloquial name of the product that the Company sells.

Additionally, the Board believes that the shareholders of the Company will benefit if the Company adopts a 2014 Long-Term Stock Incentive Plan (the “2014 Plan”), designed for the benefit of our employees, directors and consultants as the 2014 Plan will encourage our employees, directors and consultants to own shares of our Common Stock which will foster broad alignment between the interests of employees, directors and consultants and the interests of our stockholders. The Board also believes that the 2014 Plan will help us to attract, motivate and retain talented, qualified employees and consultants.

Accordingly, it was the Board's opinion that the corporate actions described above would better position the Company to provide the stockholders of the Company with the greatest potential return. The Board and the Majority Stockholders approved the above actions on April 8, 2014, and April 10, 2014, respectively.

ACTIONS TO BE TAKEN

This Information Statement contains a brief summary of the material aspects of the actions approved by the Board and the Majority Stockholders.

AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO CHANGE THE COMPANY’S NAME FROM “VICTORY ELECTRONIC CIGARETTES CORPORATION” TO “ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD.”

General

The Board of Directors of the Company (the "Board") has approved and recommends to the shareholders a proposal to change its name from “Victory Electronic Cigarettes Corporation” to “Electronic Cigarettes International Group, Ltd.”. The Board has authorized the filing of a Certificate of Amendment to its Articles of Incorporation with the State of Nevada to affect the Name Change. The Company anticipates the effective date of the Name Change will be June [x], 2014.

Reasons for the Name Change

The Board believes that changing the Company’s name will give the Company the ability to achieve greater brand recognition and more positive reaction to the Company’s marketing efforts as the acronym of the new name, “ECIG” will be the same as the Company’s stock symbol as well as the colloquial name of the product that the Company sells.

Effect of the Name Change

The change of name will not affect in any way the validity or transferability of stock certificates outstanding or the capital structure of the Company or the trading of the Company’s stock on the Over the Counter Bulletin Board. If the change of name proposal is passed by the shareholders, it will not be necessary for shareholders to surrender their existing stock certificates. Instead, when certificates are presented for transfer, new certificates bearing the name, Electronic Cigarettes International Group, Ltd. will be issued.

ADOPTION OF THE COMPANY’S 2014 LONG-
TERM STOCK INCENTIVE PLAN

General

The Board has approved and recommends to the shareholders a proposal adopting the 2014 Long-Term Stock Incentive Plan. The Board believes that encouraging our employees, directors and consultants to own shares of our Common Stock fosters broad alignment between the interests of employees, directors and consultants and the interests of our stockholders. The Board also believes that the 2014 Plan will help us to attract, motivate and retain talented, qualified employees and consultants.

Reasons for Adoption the 2014 Plan

The 2014 Plan is proposed to enable us to provide a means to continue to attract able directors, employees, and consultants and to provide a means whereby those individuals upon whom the responsibilities rest for our successful administration and management, and whose present and potential contributions are of importance, can acquire and maintain Common Stock ownership, thereby strengthening their concern for our welfare. A further purpose of the 2014 Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance our profitable growth. Accordingly, the 2014 Plan provides for the following:

●
discretionary grants to our (or our affiliates’) employees, consultants, and directors of (a) shares of Common Stock that are subject to restrictions on disposition and forfeiture to us under certain circumstances (“Restricted Stock”), (b) restricted stock unit awards (“RSU Awards”), (c) shares of Common Stock, without satisfaction of any performance criteria or objectives (“Stock Awards”), (d) stock options that do not constitute Incentive Stock Options (“Non-statutory Stock Options”), (e) stock appreciation rights (“Stock Appreciation Rights”), (f) shares of Common Stock, cash payments, or a combination thereof that may be earned based on the satisfaction of various performance measures (“Performance Awards”), and (g) the right to receive the value of shares of Common Stock, cash payments or a combination thereof which vest over a period of time (“Phantom Stock Awards”); and

●
discretionary grants to our employees or the employees of our subsidiary corporations of stock options that constitute incentive stock options (“Incentive Stock Options”) as defined in Section 422 of the Internal Revenue Code of 1986, as amended (“Code”).

Potential Impacts the 2014 Plan

Below is a summary of the terms of the 2014 Plan that is qualified in its entirety by reference to the full text of the 2014 Plan which is attached to this Proxy Statement as Appendix A.

Administration

The 2014 Plan will be administered by a committee (the “Committee”) appointed by the Board that will be comprised solely of two or more non-employee directors who also qualify as “outside directors” (within the meaning assigned to such term under Section 162(m) of the Code (“Section 162(m)”)) and as “Non-Employee Directors” as defined in Rule 16b-3 of the Exchange Act. The Board has appointed the Compensation Committee to initially administer the 2014 Plan.

The Committee will have full authority, subject to the terms of the 2014 Plan, to establish rules and regulations for the proper administration of the 2014 Plan, to select the employees, directors and consultants to whom awards are granted, and to set the dates of grants, the types of awards that shall be made and the other terms of the awards. When granting awards, the Committee will consider such factors as an individual’s duties and present and potential contributions to our success and such other factors as the Committee in its discretion shall deem relevant. The Committee may also correct any defect or supply any omission or reconcile any inconsistency in the 2014 Plan or in any agreement relating to an award in the manner and to the extent it shall deem expedient to carry it into effect.

Number of Shares Subject to the 2014 Plan and Award Limits

The aggregate maximum number of shares of Common Stock that may be issued under the 2014 Plan will be limited to 10% of the shares of Common Stock outstanding, which calculation shall be made on the first trading day of a new fiscal year (“Plan Share Limit”). The number of shares of Common Stock that are the subject of awards under the 2014 Plan which are forfeited or terminated, expire unexercised, are settled in cash in lieu of shares of Common Stock or in a manner such that all or some of the shares covered by an award are not issued to a participant or are exchanged for awards that do not involve shares will again immediately become available to be issued pursuant to awards granted under the 2014 Plan. If shares of Common Stock are withheld from payment of an award to satisfy tax obligations with respect to the award, those shares will be treated as shares that have been issued under the 2014 Plan and will not again be available for issuance under the 2014 Plan. If shares of Common Stock are tendered in payment of an option price of an option or the exercise price of a SAR, those shares will not be available for issuance under the 2014 Plan.

The maximum aggregate number of shares of Common Stock that the Company may issue under the 2014 Plan in any single year is 5% of the issued and outstanding shares of Common Stock. The maximum aggregate number of shares of Common Stock that may be granted to any individual participant in a single year is no more than 25% of the total shares awarded for that year under the 2014 Plan. The maximum aggregate amount awarded or credited with respect to Performance Awards to any one employee in any one calendar year that are payable in cash may not exceed $15,000,000 in value, determined as of the date of grant.

The limitations described above may be adjusted upon a subdivision or consolidation of shares of Common Stock or other capital readjustment, the payment of a stock dividend on Common Stock, or other increase or reduction in the number of shares of Common Stock outstanding without receipt of consideration by our company.

Eligibility

All of our (and our affiliates’) employees, directors and consultants are eligible to participate in the 2014 Plan. The selection of those employees, directors and consultants, from among those eligible, who will receive Incentive Stock Options, Non-statutory Stock Options, Stock Awards, Restricted Stock awards, Performance Awards, Phantom Stock Awards, Stock Appreciation Rights or RSU Awards or any combination thereof is within the discretion of the Committee. However, Incentive Stock Options may be granted only to our employees and employees of our subsidiary corporations. We currently have three executive officers, three non-employee directors and approximately 100 other employees that would be eligible to participate in the 2014 Plan.

Term of 2014 Plan

The 2014 Plan became effective as of April 8, 2014, the date the Board approved it and will be considered to have qualified as a shareholder approved incentive plan as of June [xx], 2014, twenty days following the mailing of this information statement. No further awards may be granted under the 2014 Plan after April 8, 2024, and the 2014 Plan will terminate thereafter once all awards have been satisfied, exercised or expire. The Board in its discretion may terminate the 2014 Plan at any time with respect to any shares of Common Stock for which awards have not theretofore been granted.

Restricted Stock

a. Transfer Restrictions and Forfeiture Obligations.  Pursuant to a Restricted Stock award, shares of Common Stock will be issued or delivered to the employee, director or consultant at the time the award is made without any payment to us (other than for any payment amount determined by the Committee in its discretion), but such shares will be subject to certain restrictions on the disposition thereof and certain obligations to forfeit and surrender such shares to us as may be determined in the discretion of the Committee. The Committee may provide that the restrictions on disposition and the obligations to forfeit the shares will lapse based on (i) the attainment of one or more performance measures established by the Committee, (ii) the continued employment or service with us or our affiliates for a specified period or (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion. Upon the issuance of shares of Common Stock pursuant to a Restricted Stock award, except for the foregoing restrictions and unless otherwise provided, the recipient of the award will have all the rights of a stockholder with respect to such shares, including the right to vote such shares and to receive all dividends paid with respect to such shares, which dividends will accrue and be paid when the forfeiture restrictions applicable to the Restricted Stock award have lapsed. At the time of such award, the Committee may, in its sole discretion, prescribe additional terms, conditions, or restrictions relating to Restricted Stock awards, including rules pertaining to the effect of the termination of employment or service as a director or consultant of a recipient of Restricted Stock (by reason of retirement, disability, death or otherwise) prior to the lapse of any applicable restrictions.

b. Accelerated Vesting.  The Committee may, in its discretion, fully vest (i.e., cause the lapse of forfeiture restrictions with respect to) any outstanding Restricted Stock award as of a date determined by the Committee.

c. Other Terms and Conditions.  The Committee may establish other terms and conditions for the issuance of Restricted Stock under the 2014 Plan.

Restricted Stock Unit Awards

a. RSU Awards.  An RSU Award will be similar in nature to a Restricted Stock Award except that no shares of Common Stock or cash will be transferred to the holder of the award until the applicable vesting restrictions lapse or performance conditions have been satisfied. The amount of, and the vesting and the transferability restrictions applicable to, any RSU Award will be determined by the Committee in its sole discretion. The Committee will maintain a bookkeeping ledger account that reflects the number of restricted stock units credited under the 2014 Plan for the benefit of a holder.

b. RSU Award Agreement.  Each RSU Award will be evidenced by an award agreement that contains any substantial risk of forfeiture (within the meaning of Section 409A of the Code (“Section 409A”)), vesting and transferability restrictions, form and time of payment provisions and other provisions not inconsistent with the 2014 Plan as the Committee may specify. An RSU Award agreement may provide for the payment of dividend equivalents.

c. Form of Payment Under RSU Award.  Payment under an RSU Award will be made in cash or shares of Common Stock as specified in the applicable award agreement.

d. Time of Payment Under RSU Award.  Payment to a holder under an RSU Award shall be made at the time specified in the applicable award agreement. The award agreement will specify that the payment will be made (i) by a date that is no later than the date that is two and one-half months after the end of the fiscal year in which the RSU Award payment is no longer subject to a substantial risk of forfeiture or (ii) at a time that is permissible under Section 409A.

Stock Awards

a. Award.  Stock Awards are rights to receive shares of Common Stock, which vest immediately, without satisfaction of any performance criteria or objectives.

b. Payment.  A Stock Award entitles the recipient to receive immediate payment of such award in Common Stock. The Committee may, in its discretion, require payment, partial payment or other conditions of the recipient relating to any Stock Award.

c. Other Terms and Conditions.  The Committee may establish other terms and conditions for Stock Awards under the 2014 Plan.

Stock Options

a. Term of Option.  The term of each option will be as specified by the Committee at the date of grant but shall not be exercisable more than ten years after the date of grant. The effect of the termination of an optionee’s employment, consulting relationship, or membership on the Board will be specified in the option agreement that evidences each option grant.

b. Option Price.  The option price will be determined by the Committee and, in the case of an Incentive Stock Option, may not be less than the fair market value of a share of Common Stock on the date that the option is granted.

c. Repricing Restrictions.  Except for adjustments for certain changes in the Common Stock, the Committee may not, without the approval of our stockholders, amend any outstanding option agreement that evidences an option grant to lower the option price (or cancel and replace any outstanding option agreement with an option agreement having a lower option price). In addition, the Committee may not lower the option price (or cancel and replace any outstanding option agreement with an option agreement having a lower option price) to the extent that doing so would subject the holder to additional taxes under Section 409A.

d. Special Rules for Certain Stockholders.  If an Incentive Stock Option is granted to an employee who then owns, directly or by attribution under the Code, stock possessing more than 10% of the total combined voting power of all classes of our stock or the stock of a subsidiary of ours, then the term of the option may not exceed five years, and the option price will be at least 110% of the fair market value of the shares on the date that the option is granted.

e. Size of Grant.  Subject to the limitations described above under the section “Number of Shares Subject to the 2014 Plan and Award Limits,” the number of shares for which an option is granted to an employee, director or consultant will be determined by the Committee.

f. Status of Options.  The status of each option granted to an employee as either an Incentive Stock Option or a Non-statutory Stock Option will be designated by the Committee at the time of grant. Unless an option is specifically characterized by the Committee as an Incentive Stock Option it will be a Non-statutory Stock Option. If, however, the aggregate fair market value (determined as of the date of grant) of shares with respect to which Incentive Stock Options become exercisable for the first time by an employee exceeds $100,000 in any calendar year, the options with respect to the excess shares will be Non-statutory Stock Options. All options granted to any non-employee directors and consultants will be Non-statutory Stock Options.

g. Payment.  The option price upon exercise may be paid by an optionee in any combination of the following: (a) cash, certified check, bank draft or postal or express money order for an amount equal to the option price under the option, (b) an election to make a cashless exercise through a registered broker-dealer (if approved in advance by the Committee or one of our executive officers) or (c) any other form of payment which is acceptable to the Committee.

h. Option Agreement.  All options will be evidenced by a written agreement containing provisions consistent with the 2014 Plan and such other provisions as the Committee deems appropriate, including provisions to qualify an Incentive Stock Option under Section 422 of the Code. The terms and conditions of the respective option agreements need not be identical. The Committee may, with the consent of the participant, amend any outstanding option agreement in any manner not inconsistent with the provisions of the 2014 Plan, including amendments that accelerate the exercisability of the option.

Stock Appreciation Rights

a. Term of Stock Appreciation Right.  The term of each Stock Appreciation Right will be as specified by the Committee at the date of grant but shall not be exercisable more than ten years after the date of grant.

b. Stock Appreciation Rights Agreement.  All Stock Appreciation Rights will be evidenced by a written agreement containing provisions consistent with the provisions of the 2014 Plan and such other provisions as the Committee deems appropriate. The terms and conditions of the respective Stock Appreciation Rights agreements need not be identical. The Committee may, with the consent of the participant, amend an outstanding Stock Appreciation Right agreement in any manner that is not inconsistent with the provisions of the 2014 Plan, including amendments that accelerate the time at which the Stock Appreciation Right may be exercisable. Unless otherwise provided in a Stock Appreciation Rights agreement, upon the exercise of a Stock Appreciation Right, a holder will be entitled to receive payment from us in an amount determined by multiplying (i) the difference between the value of a share of Common Stock on the date of exercise over the grant price by (ii) the number of shares of Common Stock with respect to which the Stock Appreciation Right is exercised. The per share grant price for a Stock Appreciation Right will be established on the date of grant of the Stock Appreciation Right. At the discretion of the Committee, the payment made to a holder upon the exercise of a Stock Appreciation Right may be in cash, in shares of Common Stock or in some combination of cash and Common Stock.

c. Repricing Restrictions.  Except for adjustments for certain changes in the Common Stock, the Committee may not, without the approval of our stockholders, amend any outstanding Stock Appreciation Right agreement to lower the Stock Appreciation Right grant price (or cancel and replace any outstanding Stock Appreciation Right with Stock Appreciation Rights agreements having a lower Stock Appreciation Right grant price). In addition, the Committee may not lower the Stock Appreciation Right grant price (or cancel and replace any outstanding Stock Appreciation Right with Stock Appreciation Rights agreements having a lower Stock Appreciation Right grant price) to the extent that doing so would subject the holder to additional taxes under Section 409A.

Performance Awards

a. Grant of Performance Awards.  The Committee, at any time, may grant Performance Awards under the 2014 Plan to eligible persons in such amounts and upon such terms as the Committee may determine. The amount of, the vesting and the transferability restrictions applicable to any Performance Award will generally be based upon the attainment of performance goals as the Committee may determine. The performance period for any Performance Award will not be less than one year. All of our (and our affiliates’) employees are eligible to receive grants of Performance Awards.

b. Performance Goals.  The 2014 Plan provides that a performance goal must be objective so that a third party having knowledge of the relevant facts could determine whether the goal is met. A performance goal may be based on one or more business criteria that apply to the holder, one or more of our business units, or us as a whole, with reference to one or more of the following: stock price (including adjustments for dividends), funds from operations, adjusted funds from operations, earnings or adjusted earnings before or after interest, taxes, depletion, depreciation or amortization, earnings per share, earnings per share growth, total shareholder return, economic value added, cash return on capitalization, increased revenue, revenue ratios (per employee or per customer), net income (before or after taxes), market share, return on equity, return on assets, return on capital, return on capital compared to cost of capital, return on capital employed, return on invested capital, return on investment, return on sales, operating or profit margins, shareholder value, net cash flow, operating income, cash flow, cash flow from operations, cost reductions or cost savings, cost ratios (per employee or per customer), expense control, sales, proceeds from dispositions, project completion time, budget goals, net cash flow before financing activities, customer growth, total capitalization, debt to total capitalization ratio, credit quality or debt ratings, dividend payout, dividend growth, production volumes or safety results. Goals may also be based on performance relative to a peer group of companies. A performance goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). Performance goals may be determined by including or excluding, in the Committee’s discretion, items that are determined to be extraordinary, unusual in nature, infrequent in occurrence, related to the disposal or acquisition of a segment of a business, or related to a change in accounting principal, in each case, based on Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 225-20, Income Statement, Extraordinary and Unusual Items, and FASB ASC 830-10, Foreign Currency Matters, Overall, or other applicable accounting rules, or consistent with our accounting policies and practices in effect on the date the performance goal is established. In interpreting 2014 Plan provisions applicable to performance goals and performance awards, it is intended that the 2014 Plan conform with the standards of Section 162(m).

c. Performance Award Agreement.  Each Performance Award will be evidenced by an agreement that contains any vesting or transferability restrictions, performance goals, payment provisions and other provisions not inconsistent with the 2014 Plan as the Committee may specify. The terms and provisions of the respective Performance Award agreements need not be identical.

d. Time of Establishment of Performance Goals.  With respect to a covered employee (as defined in Section 162(m)), a performance goal for a particular Performance Award must be established by the Committee prior to the earlier to occur of (i) 90 days after the commencement of the period of service to which the performance goal relates or (ii) the lapse of 25% of the period of service, and in any event while the outcome is substantially uncertain.

e. Payment.  Payment under a Performance Award may be made in cash or shares of Common Stock, as specified in the holder’s award agreement. Unless a Performance Award is structured as a current transfer of shares of Common Stock subject to a risk of forfeiture in the event performance goals are not achieved, a holder’s payment under a Performance Award will be made at the time specified in the applicable award agreement. The award agreement will specify that any payment will be made (i) by a date that is no later than the date that is two and one-half months after the end of the calendar year in which the Performance Award payment is no longer subject to a substantial risk of forfeiture or (ii) at a time that is permissible under Section 409A. The amount of compensation payable under a performance award may not be increased. If the time at which a performance award will vest or be paid is accelerated for any reason, the number of shares of Common Stock subject to, or the amount payable under, the Performance Award will be reduced pursuant to Department of Treasury Regulation § 1.162-27(e)(2)(iii) to reasonably reflect the time value of money.

f. Dividends and Dividend Equivalents.  Holders of Performance Awards will not be entitled to the payment of dividend equivalents under the award, unless the payment of dividend equivalents will be subject to the same performance conditions as apply to the Performance Award. In the case of a Performance Award that is payable in shares of Common Stock, if the holder becomes entitled to the payment of dividends paid in shares of Common Stock with respect to the Performance Award, these dividends will be added to the Performance Award and will be subject to the satisfaction of the same performance conditions as apply to the underlying Performance Award.

Phantom Stock Awards

a. Forfeiture.  Phantom Stock Awards under the 2014 Plan are awards of rights to receive the value of shares of Common Stock. Such awards vest over a period of time established by the Committee, without satisfaction of any performance criteria or objectives. The Committee may, in its discretion, require payment or other conditions of the recipient of a Phantom Stock Award. A Phantom Stock Award will terminate if the recipient’s employment or service as a director or consultant with us and our affiliates terminates during the applicable vesting period, except as otherwise determined by the Committee.

b. Payment.  Following the end of the vesting period for a Phantom Stock Award (or at such other time as may be provided in a Phantom Stock Award agreement), the holder of a Phantom Stock Award will be entitled to receive payment of the an amount not exceeding the maximum value of the Phantom Stock Award, based on the then vested value of the award. Payment of a Phantom Stock Award may be made in cash, Common Stock, or a combination thereof.

c. Other Terms and Conditions.  The Committee may establish other terms and conditions for Phantom Stock Awards under the 2014 Plan.

Corporate Change and Other Adjustments

The 2014 Plan provides that, upon a Corporate Change (as hereinafter defined), the Committee generally may accelerate the vesting of options and Stock Appreciation Rights, cancel options and Stock Appreciation Rights and cause us to make payments in respect thereof in cash, or adjust the outstanding options and Stock Appreciation Rights as appropriate to reflect such Corporate Change (including, subject to certain conditions, having some or all of the then outstanding options and Stock Appreciation Rights (whether vested or unvested) assumed or having a new award of a similar nature substituted for some or all of their then outstanding options and Stock Appreciation Rights under the 2014 Plan (whether vested or unvested) by an entity which is a party to the transaction resulting in such Corporate Change). The 2014 Plan provides that a Corporate Change occurs if (i) we are not the surviving entity in any merger or consolidation or other reorganization (or we survive only as a subsidiary of an entity other than an entity that was directly or indirectly wholly-owned by us immediately prior to such merger, consolidation or other reorganization), (ii) we sell, lease or exchange all or substantially all of our assets to any other person (other than an entity that is directly or indirectly wholly owned by us), (iii) we are to be dissolved, (iv) any person or group acquires or gains ownership or control of more than 50% of the outstanding shares of our voting stock, (v) as a result of a contested election of directors, the persons who were our directors before the election cease to constitute a majority of our Board or (vi) we are party to any other corporate transaction (as defined under section 424(a) of the Code and applicable Department of Treasury regulations) that is not described in clauses (i), (ii), (iii), (iv) or (v). With respect to awards under the 2014 Plan other than options and Stock Appreciation Rights, upon changes in our capitalization the Committee generally may make appropriate adjustments to the awards.

The maximum number of shares that may be issued under the 2014 Plan and the maximum number of shares that may be issued to any one individual and the other individual award limitations, as well as the number and price of shares of Common Stock or other consideration subject to an award under the 2014 Plan, will be appropriately adjusted by the Committee in the event of changes in the outstanding Common Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of Common Stock occurring after an award is granted.

Transferability

An Incentive Stock Option is not transferable other than by will or the laws of descent and distribution, and may be exercised during the employee’s lifetime only by the employee or such employee’s guardian or legal representative. All other awards under the 2014 Plan are not transferable other than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order, or with the consent of the Committee (as to certain family transfers, or otherwise).

Amendments

The Board may from time to time amend the 2014 Plan; however, any change that would impair the rights of a participant with respect to an award theretofore granted will require the participant’s consent. Further, without the prior approval of our stockholders, the Board may not amend the 2014 Plan to change the class of eligible individuals, increase the number of shares of Common Stock that may be issued under the 2014 Plan, or amend or delete the provisions of the 2014 Plan that prevent the Committee from amending any outstanding option or Stock Appreciation Right agreement to lower the option price or Stock Appreciation Right grant price (or cancel and replace any outstanding option agreement with an option agreement having a lower option price or cancel and replace any outstanding Stock Appreciation Right agreement with a Stock Appreciation Right agreement having a lower grant price).

Recoupments in Restatement Situations

If we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under applicable securities laws, a recipient of an award under the 2014 Plan who was or is then one of our executive officers will forfeit and must repay to us any compensation awarded to him under the 2014 Plan to the extent specified in any of our recoupment policies established or amended (now or in the future) in compliance with the rules and standards of the SEC under or in connection with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”).

Federal Income Tax Aspects of the 2014 Plan

The following discussion summarizes certain material U.S. federal income tax consequences to us and U.S. holders with respect to the acquisition, ownership, exercise or disposition of awards which may be granted under the 2014 Plan. The discussion is based upon the provisions of the Code and the regulations and rulings promulgated thereunder, all of which are subject to change (possibly with retroactive effect) or different interpretations. Options and Stock Appreciation Rights with exercise prices less than the fair market value of Common Stock on the dates of grant, Phantom Stock, and certain other awards that may be granted pursuant to the 2014 Plan, could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A and guidance promulgated thereunder. We do not currently intend to grant such awards under the Plan, but if, in the future, we do grant such awards we anticipate they will likely be designed to comply with those restrictions and to avoid the additional taxes imposed by Section 409A. This summary reflects generally contemplated consequences and does not purport to deal with all aspect of U.S. federal income taxation that may be relevant to an individual award holder’s situation, nor any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Restricted Stock.  The recipient of a Restricted Stock award will not realize taxable income at the time of grant, and we will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. When the risk of forfeiture with respect to the stock subject to the award lapses, the holder will realize ordinary income in an amount equal to the fair market value of the shares of Common Stock at such time, and, subject to Section 162(m), we will be entitled to a corresponding deduction. All dividends and distributions (or the cash equivalent thereof) with respect to a Restricted Stock award paid to the holder before the risk of forfeiture lapses will also be compensation income to the holder when paid and, subject to Section 162(m), deductible as such by us. Notwithstanding the foregoing, the holder of a Restricted Stock award may elect under Section 83(b) of the Code to be taxed at the time of grant of the Restricted Stock award based on the fair market value of the shares of Common Stock on the date of the award, in which case (a) subject to Section 162(m), we will be entitled to a deduction at the same time and in the same amount, (b) dividends paid to the recipient during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by us, and (c) there will be no further federal income tax consequences when the risk of forfeiture lapses. Such election must be made not later than 30 days after the grant of the Restricted Stock award and is irrevocable.

Restricted Stock Unit Awards.  The grant of an RSU Award under the 2014 Plan generally will not result in the recognition of any U.S. federal taxable income by the recipient or a deduction for us at the time of grant. At the time an RSU Award vests the recipient will generally recognize ordinary income and, subject to the application of Section 162(m) as discussed below, we will be entitled to a corresponding deduction. Generally, the measure of the income and the deduction will be the number of units subject to the RSU Award multiplied by the value of our Common Stock at the time the RSU Award is settled.

Stock Awards.  The recipient of a Stock Award will realize taxable ordinary income at the time of grant in an amount equal to the fair market value of the shares of Common Stock on the date of the award, and, subject to Section 162(m), we will be entitled to a corresponding deduction.

Incentive Stock Options.  Incentive Stock Options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant or the exercise of an Incentive Stock Option if the optionee does not dispose of the shares acquired pursuant to the exercise within the two-year period beginning on the date the option was granted or within the one-year period beginning on the date the option was exercised (collectively, the “holding period”). In such event, we would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the option or the disposition of the shares so acquired. With respect to an Incentive Stock Option, the difference between the fair market value of the stock on the date of exercise and the exercise price must generally be included in the optionee’s alternative minimum taxable income for the year in which such exercise occurs. However, if the optionee exercises an Incentive Stock Option and disposes of the shares received in the same year and the amount realized is less than the fair market value of the shares on the date of exercise, then the amount included in alternative minimum taxable income will not exceed the amount realized over the adjusted basis of the shares.

Upon disposition of the shares received upon exercise of an Incentive Stock Option after the holding period, any appreciation of the shares above the exercise price should constitute long-term capital gain. If an optionee disposes of shares acquired pursuant to his or her exercise of an Incentive Stock Option prior to the end of the holding period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, and subject to the application of Section 162(m) as discussed below, we may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as compensation is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.

Non-statutory Stock Options and Stock Appreciation Rights.  As a general rule, no federal income tax is imposed on the optionee upon the grant of a Non-statutory Stock Option (whether or not including a stock appreciation right), and we are not entitled to a tax deduction by reason of such grant. Generally, upon the exercise of a Non-statutory Stock Option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares of stock at the time of exercise over the option price paid for such shares. In the case of the exercise of a stock appreciation right, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the cash received plus the fair market value of the shares distributed to the optionee. Upon the exercise of a Non-statutory Stock Option or a stock appreciation right, and subject to the application of Section 162(m) as discussed below, we may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized by the optionee assuming any federal income tax reporting requirements are satisfied.

Upon a subsequent disposition of the shares received upon exercise of a Non-statutory Stock Option or a stock appreciation right, any difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition would be treated as capital gain or loss. If the shares received upon the exercise of an option or a stock appreciation right are transferred to the optionee subject to certain restrictions, then the taxable income realized by the optionee, unless the optionee elects otherwise, and our tax deduction (assuming any federal income tax reporting requirements are satisfied) should be deferred and should be measured at the fair market value of the shares at the time the restrictions lapse. The restrictions imposed on officers, directors and 10% stockholders by Section 16(b) of the Exchange Act is such a restriction during the period prescribed thereby if other shares have been purchased by such an individual within six months of the exercise of a Non-statutory Stock Option or stock appreciation rights.

Performance Awards and Phantom Stock Awards.  An individual who has been granted a Performance Award or a Phantom Stock Award generally will not realize taxable income at the time of grant, and we will not be entitled to a deduction at that time. Whether a Performance Award or Phantom Stock Award is paid in cash or shares of Common Stock, the individual will have taxable compensation and, subject to the application of Section 162(m) as discussed below, we will have a corresponding deduction. The measure of such income and deduction will be the amount of any cash paid and the fair market value of any shares of Common Stock either at the time the Performance Award or the Phantom Stock Award is paid or at the time any restrictions on the shares (including restrictions under Section 16(b) of the Exchange Act) subsequently lapse, depending on the nature, if any, of the restrictions imposed and whether the individual elects to be taxed without regard to any such restrictions. Any dividend equivalents paid with respect to a Performance Award or a Phantom Stock Award prior to the actual issuance of shares under the award will be compensation income to the employee and, subject to the application of Section 162(m) as discussed below, deductible as such by us.

Section 162(m).  Generally, Section 162(m) precludes a public corporation from taking a deduction for annual compensation in excess of $1,000,000 paid to its covered employees (as defined in Section 162(m)). Our Section 162(m) covered employees are the principal executive officer and our three next highest-paid officers other than the principal financial officer. The Section 162(m) deduction limitation does not apply to certain performance-based compensation that satisfies certain requirements of Section 162(m). The 2014 Plan is designed to permit the Committee to grant awards to covered executive officers that will constitute qualified performance-based compensation for purposes of Section 162(m). Approval of this proposal by our stockholders will constitute approval of 2014 Plan itself and approval of the material terms under which remuneration may be paid under the 2014 Plan, including performance goals, pursuant to Section 162(m). Based on Section 162(m) and the regulations issued thereunder, our ability to deduct compensation income generated in connection with the exercise of Non-statutory Stock Options or Stock Appreciation Rights granted by the Committee under the 2014 Plan generally should not be limited by Section 162(m). Further, we intend that compensation income generated in connection with Performance Awards granted by the Committee under the 2014 Plan (whether they are structured as performance-based restricted stock, restricted stock units or otherwise) generally should not be limited by Section 162(m).

The 2014 Plan is not qualified under Section 401(a) of the Code. Based upon current law and published interpretations, we do not believe that the 2014 Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

The comments set forth in the above paragraphs are only a summary of certain of the federal income tax consequences relating to the 2014 Plan. No consideration has been given to the effects of state, local, or other tax laws on the 2014 Plan or award recipients.

Parachute Payment Sanctions.  Certain provisions of the Plan or provisions included in an award agreement may afford a recipient special protections or payments which are contingent on a change in the ownership or effective control of us or in the ownership of a substantial portion of our assets. To the extent triggered by the occurrence of any such event, these special protections or payments may constitute “parachute payments” that, when aggregated with other parachute payments received by the recipient, if any, could result in the recipient receiving “excess parachute payments” (a portion of which would be allocated to those protections or payments derived from the award). We would not be allowed a deduction for any such excess parachute payments, and the recipient of the payments would be subject to a nondeductible 20% excise tax upon such payments in addition to income tax otherwise owed.

Dissenter’s Rights of Appraisal

The Stockholders have no right under the NRS, the Company’s Articles of Incorporation or the Company’s By-Laws to dissent from any of the provisions adopted as set forth herein.

Summary of the Actions to be Taken

The Board recommends changing the Company’s name from “Victory Electronic Cigarettes Corporation” to “Electronic Cigarettes International Group, Ltd.” as the Name Change will give the Company the ability to achieve greater brand recognition and more positive reaction to the Company’s marketing efforts as the acronym of the new name, “ECIG” will be the same as the Company’s stock symbol as well as the colloquial name of the product that the Company sells.

Additionally the Board recommends adopting the 2014 Plan as adoption of the 2014 Plan will encourage our employees, directors and consultants to own shares of our Common Stock which will foster broad alignment between the interests of employees, directors and consultants and the interests of our stockholders. The Board also believes that the 2014 Plan will help us to attract, motivate and retain talented, qualified employees and consultants.

The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith. The Board of Directors has fixed the close of business on April 10, 2014, as the record date (the “Record Date”) for the determination of Stockholders who are entitled to receive this Information Statement.

Each share of our common stock entitles its holder to one vote on each matter submitted to the stockholders. However, because the stockholders holding at least a majority of the voting rights of all outstanding shares of capital stock as of the Record Date have voted in favor of the foregoing actions by resolution; and having sufficient voting power to approve such proposals through their ownership of the capital stock, no other consents will be solicited in connection with this Information Statement.

You are being provided with this Information Statement pursuant to Section 14C of the Exchange Act and Regulation 14C and Schedule 14C thereunder, and, in accordance therewith, the forgoing action will not become effective until at least 20 calendar days after the mailing of this Information Statement.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

Except in their capacity as shareholders (which interest does not differ from that of the other common shareholders), none of our officers, directors, or any of their respective affiliates has any interest in the Name Change. While our officers and directors are eligible to be participants in the 2014 Plan, no awards under the 2014 Plan have been granted yet.

OUTSTANDING VOTING SECURITIES

Our authorized capital stock consists of 100,000,000 shares of Common Stock at a par value of $0.001 per share. As of the date of the Consent by the Majority Stockholders, April 10, 2014, the Company had 71,299,899 shares of Common Stock issued and outstanding. Each share of outstanding Common Stock is entitled to one vote on matters submitted for Stockholder approval.

On April 10, 2014 the holders of 50.54% of the outstanding shares of our common stock executed and delivered to the Company a written consent approving the action set forth herein. Since the action has been approved by the Majority Stockholders, no proxies are being solicited with this Information Statement.

The NRS provides in substance that unless the Company’s articles of incorporation provides otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of April 10, 2014 by (a) each stockholder who is known to us to own beneficially 5% or more of our outstanding Common Stock; (b) all directors; (c) our executive officers, and (d) all executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of Common Stock.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of April 10, 2014. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of April 10, 2014 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise identified, the address of our directors and officers is c/o Victory Electronic Cigarettes Corporation, 11335 Apple Drive, Nunica, Michigan 49448.

Name and address of beneficial owner	Amount and Nature of Beneficial Ownership		Percent of class of Common Stock (1)
5% Shareholders:
Paul Simon	3,900,000		5.5%

Directors and Officers:
Brent David Willis Chief Executive Officer, President, Secretary and Director	6,375,000	(2)	8.8%
Robert Hartford Chief Financial Officer and Treasurer	500,000		*
Marc Hardgrove Chief Creative Innovation Officer and Director	17,550,000		24.6%
Elliot B. Maisel
Director	2,902,202		4.1%
Michael Clapper President – International and Director	2,693,048		3.8%
James P. Geiskopf Director	600,000	(3)	*
William R. Fields Director	1,881,463	(4)	2.6%
Paul Herman Director	329,795	(5)	*
Directors and Officers as a group (8 persons)	32,831,609		43.7%
* - Less than 1%

(1)
Based on 71,299,899 shares of common stock issued and outstanding as of April 10, 2014. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

(2)	Includes 1,500,000 shares of common stock underlying options held by Mr. Willis that are presently
(3)	Includes 500,000 shares of common stock underlying options held by Mr. Geiskopf that are presently exercisable.
(4)
Includes 100,000 warrants held directly by Mr. Fields that are presently exercisable and 1,781,563 warrants that Mr. Fields indirectly holds through Fields Texas Limited, LLC, of which Mr. Fields beneficially owns 100%.

(5)	Includes 329,795 shares of common stock indirectly held through Bluebox Corporate Finance Limited, of which Mr. Herman beneficially owns 51%.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at Corporate Secretary, 11335 Apple Drive, Nunica, Michigan 49448, telephone: (616) 384-3272.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may send notification to or call the Company’s principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

FORWARD-LOOKING STATEMENTS AND INFORMATION

This Information Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify our forward-looking statements by the words “expects,” “projects,” “believes,” “anticipates,” “intends,” “plans,” “predicts,” “estimates” and similar expressions. The forward-looking statements are based on management’s current expectations, estimates and projections about us. The Company cautions you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In addition, the Company has based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, actual outcomes and results may differ materially from what the Company has expressed or forecast in the forward-looking statements. You should rely only on the information the Company has provided in this Information Statement. The Company has not authorized any person to provide information other than that provided herein. The Company has not authorized anyone to provide you with different information. You should not assume that the information in this Information Statement is accurate as of any date other than the date on the front of the document.

ADDITIONAL INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the offices of the SEC, 100 F Street, N.E., Washington, D.C. 20549 or may be accessed at www.sec.gov.  Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. You are encouraged to review our Annual Report on Form 10-K, together with any subsequent information we filed or will file with the SEC and other publicly available information. A copy of any public filing is also available, at no charge, by contacting our legal counsel, Robinson Brog Leinwand Greene Genovese & Gluck P.C., Attn: David E. Danovitch, Esq. at 212-603-6300.

May [ ], 2014	By Order of the Board of Directors,

/s/ Brent David Willis
Brent David Willis
Chief Executive Officer